Pricing Supplement No.22 Dated April 21, 1997, to Prospectus Dated December 4, 1995 as Supplemented by Prospectus Supplement Dated
May 10, 1996

ASSOCIATES CORPORATION OF NORTH AMERICA
MEDIUM TERM SENIOR NOTES, Series I

$32,000,000 principal amount of the Series I Notes, bearing interest at 6.875% per annum and maturing on February 15, 2000, are offered by the Company through Lehman Brothers, which, as agent for the Company, has agreed to use its best efforts to solicit purchasers of the Notes.

The Notes to which this Pricing Supplement relates will be Fixed Rate Notes and will be initially issued as Book Entry Notes for settlement on April 24, 1997.

Prior to this Pricing Supplement, $222,650,000 aggregate principal amount of the Series I Notes offered pursuant to the Prospectus Supplement dated May 10, 1996 to the Prospectus dated December 4, 1995 has been sold at the interest rates then in effect.

Recent Financial Information


The following summary of certain consolidated financial information of the Company has been derived principally from information and financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (in millions):

                                                     Year Ended
                                                   at December 31
                                                    1995      1996
                                                 -----------------------


Revenue                                          $ 5,384.4     $ 6,221.4
Earnings Before Provision for
 Income Taxes                                    $ 1,121.4     $ 1,305.1
Net Earnings                                     $   708.1         823.1
Finance Receivables (net of
unearned finance income and                      $35,259.1     $40,407.5
Stockholders' Equity                             $ 4,444.0     $ 5,086.2

                               Recent Developments

On April 15, 1997, the Company reported unaudited results for the three months ended March 31, 1997. Such results, compared to the unaudited results of operations for the similar period of the prior fiscal year, were as follows:
Revenue - $1.7 billion (1997), $1.5 billion (1996); Earnings before Provision for Income Taxes - $337.8 million (1997), $308.8 million (1996); and Net
Earnings - $215.4 million (1997), $193.8 million (1996).

